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                                  EXHIBIT 11.1

                         SELECTED FINANCIAL INFORMATION

                                                                         Quarter Ended          Nine Months Ended
                                                                         September 30,            September 30,
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(dollars in thousands)                                                1996         1995         1996        1995
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                                                                                       (Unaudited)
DATA USED TO COMPUTE PER SHARE AMOUNTS
Net income                                                            $40,174      $51,688     $161,062    $144,711
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                    (1,569)      (1,596)      (4,707)     (4,788)
  Noncumulative Perpetual, Series E                                      (936)        (950)      (2,808)     (2,850)
  Noncumulative Convertible Perpetual, Series D                        (2,100)      (2,100)      (6,300)     (6,300)
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Net income available to primary common stock                          $35,569      $47,042     $147,247    $130,773
====================================================================================================================
Net income                                                            $40,174      $51,688     $161,062    $144,711
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                    (1,569)      (1,596)      (4,707)     (4,788)
  Noncumulative Perpetual, Series E                                      (936)        (950)      (2,808)     (2,850)
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Net income available to fully diluted common stock                    $37,669      $49,142     $153,547    $137,073
====================================================================================================================
Average common shares outstanding:
  Primary                                                          72,111,550   70,910,723   72,025,613  69,493,377
  Noncumulative Convertible Perpetual Preferred Stock, Series D     5,418,860    5,419,247    5,418,860   5,419,247
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  Fully diluted                                                    77,530,410   76,329,970   77,444,473  74,912,624
====================================================================================================================


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